Exhibit 23.2

Consent of Moss Adams LLP

[LETTERHEAD OF MOSS ADAMS LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Craft Brew Alliance, Inc. of our reports dated March 16, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Craft Brew Alliance, Inc. for the year ended December 31, 2016 (which reports express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP
Seattle, Washington
August 2, 2017